EXHIBIT 99.1

          Callaway Golf CEO and Chairman Ron Drapeau Resigns;
   William C. Baker, Longest Tenured Board Member, to Assume Role of
                       Chairman and Interim CEO

    CARLSBAD, Calif.--(BUSINESS WIRE)--Aug. 2, 2004--Callaway Golf Company (NYSE:ELY) today announced the resignation of Ronald A. Drapeau as Chairman of the Board and CEO of the Company.
    Effective immediately, William C. Baker, Callaway Golf's longest-tenured member of the Board of Directors, will assume the responsibilities of Chairman of the Board and interim CEO. Mr. Baker, 71, has served on the Callaway Golf Board since February of 1994 and has previously led three publicly traded companies as CEO.
    "The entire organization thanks Ron for his many contributions to Callaway Golf and recognizes his great service to the Company," Mr. Baker said. "We appreciate his tremendous integrity and exemplary business practices and wish him well. Fortunately, Ron leaves Callaway Golf an excellent management team, the premier brand in golf and an exceedingly strong balance sheet. We look forward to strengthening the commitment to design, develop and deliver golf products that are demonstrably superior and pleasingly different. That is the premise upon which Callaway Golf was founded and built, and we believe Callaway Golf will be firmly positioned to enhance long term value for shareholders as long as we execute on this goal."
    Ronald S. Beard, Callaway Golf's lead independent director, said, "Mr. Baker has successfully led corporate transitions in the past, and the Board has the utmost confidence that his practical, hands-on experience will enable him to effectively lead the Company through this period."
    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including ERC(R) Fusion(R) Drivers and Fairway Woods, Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Great Big Bertha II 415 Titanium Drivers, Big Bertha Titanium Drivers and Big Bertha Stainless Steel Fairway Woods, Hawk Eye(R) VFT(R) Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(R) and Steelhead X-16 Pro Series Stainless Steel Irons, Game Enjoyment System(TM) (GES(TM)), Callaway Golf Forged+ Wedges and Callaway Golf Forged Wedges, and Callaway Golf Tour Blue(TM) Putters. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(R) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Tour balls, HX Blue and HX Red balls, Big Bertha(TM) Blue and Big Bertha Red balls, and the Warbird(R) balls. Callaway Golf also owns and operates The Top-Flite Golf Company, a wholly owned subsidiary that includes the Top-Flite(R) and Ben Hogan(R) brands. For more information about Callaway Golf Company, please visit our websites at www.callawaygolf.com, www.topflite.com and www.odysseygolf.com.

    CONTACT: Callaway Golf Company
             Larry Dorman, 760-931-1771